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                                                                     Exhibit 4.4
                  AMENDED AND RESTATED SECURED PROMISSORY NOTE

         $5,487,308.13           Shreveport, Louisiana          October 1, 1998


         ON OR BEFORE September 30, 1999, for value received, 3 CI Complete Compliance Corporation, a Delaware corporation, (the "Maker"), promises to pay to the order of Waste Systems, Inc., a Delaware corporation (the "Payee"), at its principal offices in Shreveport, Louisiana, in lawful money of the United States of America, the sum of Five Million Four Hundred Eighty-Seven Thousand Three Hundred Eight and 13/100 Dollars ($5,487,308.13), together with accrued interest on the outstanding portion thereof, with such outstanding principal amount to include any unpaid interest as described below, at a rate of interest equal to the lesser of (i) the prime rate of interest publicly announced from time to time in the "Money Rates" section of the Wall Street Journal (Southwestern Edition) (the "Prime Rate") plus 2.0% or (ii) the Maximum Rate (as defined below) from time to time in effect. Any change in the Prune Rate shall become effective, without further notice, on the first day of each calendar month based upon the published quote of the Prime Rate for the business day immediately preceding the first day of each calendar month. The Maker agrees to pay interest at the Maximum Rate on all past due principal and interest on this Note from the maturity thereof until paid. This Note may be prepaid in whole or in part at any time without notice or prepayment penalty. All payments paid on this Note shall be applied first to accrued but unpaid interest and the balance, if any, to unpaid principal. Interest hereunder shall be computed on the basis of the actual number of days elapsed based on a 365 or 366-day year, as the case may be, and will accrue at the rate applicable hereunder on the unpaid principal amount of this Note outstanding from time to time.

         Interest under this Note shall be due and payable in quarterly installments on the last business day of each month with the first such installment being due and payable on the last business day of January, 1999. Accrued and unpaid interest outstanding on December 31, 1998, shall be capitalized and added to the principal amount of this Note effective as of January 1, 1999. The outstanding principal of this Note and an accrued but unpaid interest is due and payable on this Note's maturity date (as extended on the terms set out below).

         "Maximum Rate" means the lesser of (a) eighteen percent (18%) per annum or (b) the maximum lawful nonusurious rate of interest (if any) that under Applicable Law (as hereinafter defined) the Payee is permitted to charge the Maker on this Note from time to time.

         "Applicable Law" means that law in effect from time to time and applicable to this Note that permits the charging and collection of the highest permissible lawful nonusurious rate of interest on this Note, including laws of the State of Louisiana and laws of the United States of America.

         The maturity date of this Note is September 30, 1999 (the "Initial Maturity Date"). The Maker may, at any time on or before the Initial Maturity Date, extend the maturity of this Note to a date not later than March 31, 2000 (the "Subsequent Maturity Date") upon (a) written notice to Payee of Maker's election to extend the Initial Maturity Date to the Subsequent Maturity Date, and (b) payment to Payee on or before the Initial Maturity Date of a commitment fee in immediately available funds in an amount equal to 1.0% of the outstanding principal amount on this Note. The Maker may, at any time on or before the Subsequent Maturity Date, extend the maturity of this Note to a date not later than September 30, 2000 (the "Final Maturity Date") upon (i) written notice to the Payee of Maker's election to extend the Subsequent Maturity Date to the Final Maturity Date, and (ii) payment to Payee on or before the Subsequent Maturity Date of a commitment fee in immediately available funds in an amount equal to 1.5% of the outstanding principal amount of this Note.

         In no event shall the aggregate of the interest on this Note, plus any other amounts paid in connection with the loan evidenced by this Note that would under Applicable Law be deemed "interest," ever exceed the maximum amount of interest which, under Applicable Law, could be lawfully charged on this Note. The Payee and the Maker specifically intend and agree to limit contractually the interest payable on this Note to not more than an amount determined as being the Maximum Rate. Therefore, none of the terms of this Note shall ever be construed to create a contract to pay, charge, demand, or receive interest at a rate in excess of the Maximum Rate, and neither the Maker nor any other party liable on his Note shall ever be liable for interest in excess of that determined as being the Maximum Rate, and the provisions of this paragraph shall control over all provisions of this Note or of any other instruments pertaining to or securing this Note. If any amount of interest taken or received by the Payee shall be in excess of the maximum amount of which, under Applicable Law, could lawfully have been collected on this Note, then the excess shall be deemed to have been the result of a mathematical or other error by the parties hereto and shall be refunded promptly to the Maker. All amounts paid or agreed to be paid in connection with the indebtedness evidenced by this Note that would under Applicable Law be deemed "interest" shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full term of this Note.

         The Maker will not, directly or indirectly, create, incur, assume or suffer to exist any Lien (as hereinafter defined) on any Property (as hereinafter defined) now owned or hereafter acquired by the Maker, except:

         1.  Liens in favor of the Payee;
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         2. Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith, by appropriate proceeding by or on behalf of the Maker, and with respect to which adequate reserves have been established;

         3. Liens of vendors, carriers, warehousemen, repairmen, mechanics, workmen or materialmen arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of the Maker and with respect to which adequate reserves therefor have been established;

         4. Liens and minor irregularities in title that do not materially interfere with the occupation, use and enjoyment by the Maker of the Maker's Properties or materially impair the value of such Properties; and

         5. Liens in connection with the original purchase or lease of any Property hereafter acquired by the Maker involving annual aggregate payments not exceeding $25,000 or total payments not exceeding $100,000 unless approved in advance by Maker's board of directors;

         6. Liens in connection with any capital lease which has annual aggregate payments equal to or less than $25,000 (provided that the total of all such permitted leases does not exceed $100,000 annually) and Liens in connection with any capital lease which has annual aggregate payments greater than $25,000 unless approved in advance by the Maker's board of directors;

         7. Liens created pursuant to or in connection with the Settlement Agreement and Release of All Claims dated January 10, 1996 (the "Shepherd Settlement Agreement"), between James H. Shepherd, James Michael Shepherd and Richard T. McElhannon as Releasers, and the Maker, Georg Retbmann, Herman Niehues, Jurgen Thomas, Charles Crochet and the Payee as Releases;

         8. All other valid and existing liens of record with respect to the Properties as of the date hereof securing prior indebtedness of the Maker, including reaffirmation's thereof; with no increase in priority versus Payee, in connection with the refinancing of the debt secured thereby (collectively, the "Permitted Liens").

         "Lien" means, with respect to any Property, any mortgage, lien (statutory or other), pledge, charge, security interest, claim, lease, sublease, deed of trust, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or partner or similar agreement or encumbrance, restriction or other limitations of any kind in respect of such Property.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including, without limitation, legal rights and all leasehold interests).

         The Maker and Payee (a) acknowledge that this Note amends and restates in its entirety the Revolving Promissory Note dated September 30, 1995 in the maximum principal amount of $8,000,000 (the "Original Note") between 3C1 Complete Compliance Corporation, a Delaware corporation, 3C1 Acquisition Corp./A/Med, a Delaware corporation, and 3C1 Acquisition Corp./AMTC, a Delaware corporation, as makers, and Waste Systems, Inc., a Delaware corporation ("WSI") as payee, (b) acknowledge that Payee has extended valuable financial consideration for the amendment and restatement of the Original Note; and (c) ratify and confirm that all Liens and related security interests existing under the Original Note, including without limitation those created pursuant to or in connection with the Shepherd Settlement Agreement and those created under a Security Agreement/Collateral Chattel Mortgage dated September 30, 1995, a Deed of Trust and Security Agreement dated February 2, 1996, a Leasehold Mortgage and Security Agreement dated February 2, 1996, a Deed of Trust and Security Agreement dated March 25, 1996 and a Mortgage dated January 1, 1997 (the "Security Documents"), remain in full force and effect with the same priorities as are in effect before the date of this Note. At the request of Payee, which request may be made at any time after the execution of this Note and before its full payment, termination, or cancellation, Maker agrees to execute in favor of the Payee any and all agreements, undertakings and other instruments and financing statements as Payee shall deem reasonably necessary to evidence the existing Liens which secure, and the priority arrangements in respect of; the payment or performance of the obligations evidenced by this Note.

         If one or more of the following events ("Event of Default") shall have occurred and be continuing after the expiration of any cure or grace period specifically set forth hereunder:

                  (a) the Maker fails to pay any principal or interest of this Note within five days of the date such payment is due: or

                  (b) the Maker or any other person fails to observe or perform any of the Maker's or such other person's obligations, covenants or agreements contained herein or in any of the Security Documents, provided that such failure to observe or perform continues for a period of 15 days after the Maker first becomes aware thereof; or

                  (c) any representation, warranty, certification or statement made by the Maker or any other person in this Note or in any of the Security Documents or in any certificate, financial statement or other document delivered pursuant thereto shall have been incorrect in any material respect when made (or deemed made); or


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                  (d) any event or condition occurs that results in the
         acceleration of the maturity of any indebtedness of the Maker, or enables the holder or holders of such indebtedness or any person acting on behalf of such holder or holders to accelerate the maturity thereof; without giving effect to any blockage, standstill, subordination or similar provision set forth in any agreement, document, certificate or instrument now or hereafter evidencing any such indebtedness; or

                  (e) the Maker commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Maker or the Maker's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Maker or any part of the Maker's Property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Maker, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing the Maker's general inability to pay, the Maker's debts as they become due, or shall take any action to authorize any of the foregoing; or

                  (f) an involuntary case or other proceeding shall be commenced against the Maker seeking liquidation, reorganization or other relief with respect to the Maker or the Maker's debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, quidator, custodian or other similar official of the Maker or any part of the Maker's Property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Maker under any bankruptcy, insolvency or other similar laws as now hereafter in effect; or

                  (g) any Security Document shall cease to be in full force and effect, as a result of which the Payee shall fail to have the Liens, rights, powers and privileges purported to be created thereby superior to and before the rights of all persons and subject to no other Liens (except for Permitted Liens);

                  (h) the Maker shall have net income after federal income taxes of less than $150,000 in the three months ending March 31, 1999, $300,000 in the six months ending June 30, 1999, or $450,000 in the nine months ending September 30, 1999. If the maturity date of the Note extended to the Subsequent Maturity Date, the Maker shall have net income after federal income taxes of less than $200,000 in the three months ending December 31, 1999, $400,000 in the six months ended
         March 31, 1999, $600,000 for the nine months ending June 30, 1999, or $800,000 for the fiscal year ended September 30, 2000. For purposes of this subparagraph (i), net income shall not include expenses or charges incurred after the date hereof in connection with litigation commenced before the date hereof which have been disclosed to WSI or (ii) expenses incurred after the date hereof due to changes in the organizational structure of the Company outside of the ordinary course of business made as a result of the action of; or at the direction of; Payee that have not been offset by other reductions in expenses;

                  (i) the shareholder's equity on Maker's balance sheet shall
         (i) at any time on or after January 1, 1999 through and including September 30, 1999, be less than that reflected on the Maker's Annual Report on Form l0-Q for the fiscal year ended September 30, 1998, or
         (ii) at any time on or after October 1, 1999 through and including September 30, 2000, be less than that reflected on the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999;

                  (j) if at any time after the date hereof; a court of competent jurisdiction declares that the approval of the acquisition by Payee of all of the outstanding capital stock of WSI was not validly approved by Maker's Board of Directors in accordance with Section 203 of the Delaware General Corporation Law due to no fault of the Payee;

         then, in any such event, the Payee may (a) declare this Note and the loan evidenced thereby (together with accrued interest thereon) and all other amounts payable hereunder to be, and this Note, the loan and amounts shall thereupon become, immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind whatsoever, all of which are hereby waived by the Maker, (b) exercise any or all of the rights under any or all of the Security Documents or pursuant to any law or at equity and (c) exercise any or all of the rights and remedies of a secured party under the UCC or under other applicable law or any other legal and equitable rights to which the Payee may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and shall be in addition to any other rights or remedies contained this Note or any of the Security Documents. Should the Payee ever foreclose on any Property, the Payee shall have the right to apply the proceeds thereof in any manner it deems propitiate. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of the Maker contained in this Note and the other Security Documents shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions or agreements of the Maker herein contained. The failure or delay of the Payee to exercise or enforce any rights, Liens, powers or remedies hereunder or under any of the other agreements or other documents or security or Property shall not operate as a waiver of any such Liens, rights, powers and remedies, but all such Liens, rights, powers and remedies shall continue in full force and effect until the loans evidenced by this Note and
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         all other obligations, indebtedness and abilities shall have been irrevocably and indefeasibly repaid in full in cash. All Liens, rights, powers and remedies herein provided for are cumulative and none are exclusive.

         "Default" means any of the events specified in (a)-(k) above, regardless of whether there shall have occurred any passage of time or giving of notice or both that would be necessary in order to constitute an Event of Default.

         The Payee may not transfer this Note except to an affiliate of Payee, and the rights and privileges of the Payee under this Note shall inure to the benefit of the Payee's permitted successors and assigns.

                                             3CI COMPLETE COMPLIANCE CORPORATION


                                             By:  /s/ CHARLES D. CROCHET
                                                --------------------------------
                                                       President